Research Frontiers CEO Joseph Harary Will Present
Keynote Presentation at This Week’s
CTI Automotive Glazing Conference in Michigan

Rochester, Michigan – June 14, 2016. On June 15-16, 2016 Research Frontiers CEO, Joseph M. Harary, will be the keynote speaker, and has been selected as the event chairman, at the annual CTI Automotive Glazing USA Conference in Rochester, Michigan.

Mr. Harary’s keynote address will focus on a real-world analysis of the use, benefits and reliability of SPD-SmartGlass on automotive and other glazings. SPD-SmartGlass technology, which allows users to instantly vary the tint of glass or plastic, is currently being used in the automotive, aircraft, marine, architectural and museum industries. Some of the benefits include significant heat reduction inside the vehicle (by up to 18ºF/10ºC), UV protection, glare control, reduced noise and reduced fuel consumption. Independent calculations also show that use of SPD-SmartGlass can reduce CO2 emissions by four grams per kilometer, and increase the driving range of electric vehicles by approximately 5.5 percent.

“There is a growing list of benefits of SPD-SmartGlass technology that automotive OEMs have focused on in determining to put SPD-SmartGlass into serial production,” noted Joseph M. Harary, President and CEO of Research Frontiers. “Performance and reliability of SPD-SmartGlass in the automotive and other industries have also now been empirically established through many years of reliable, problem-free, operation in tens of thousands of cars on the road. Now that the industry is moving more firmly towards electric and autonomously driven vehicles, the benefits of SPD-SmartGlass technology become even more important. We will focus on these real-world benefits and the expanded use of SPD-SmartGlass in this week’s automotive glass conference.”

An example of the automotive industry’s adoption of SPD-SmartGlass technology can be found on various models from Daimler. The MAGIC SKY CONTROL feature, which is now in use on thousands of Mercedes-Benz SLs, SLKs, Maybach and S-Class models around the world, uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in both clear and darkly tinted modes, helping keep the cabin cooler, and protecting passengers and interiors. These benefits become even more important when a car uses large surface areas of glass, especially in warm climates.

SPD-Smart technology has proven itself in many aspects, from durability and performance, to sales. Before putting cars into serial production, Mercedes-Benz put the MAGIC SKY CONTROL roof using SPD-SmartGlass technology through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia (with temperatures below -22ºF/-30ºC) and the blistering desert heat of Death Valley, California (with temperatures exceeding 122ºF/50ºC). MAGIC SKY CONTROL blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. Test data published by Mercedes-Benz shows the ability of the roof to reduce sun exposure to 1/20th of direct exposure levels (from over 1,000 watts/square meter to less than 50 watts/square meter). When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

The main topics of Car Training Institute’s (CTI) Automotive Glazing USA conference this Wednesday and Thursday will be trends and innovations in automotive glazing, smart glass, photovoltaics and polycarbonate glazings and scratch resistant coatings. Please see the event website for more information.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Joseph M. Harary
President & CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-SmartGlass” and “SPD-Smart” are trademarks of Research Frontiers Inc.